ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 15

INSURED                                                                                                                     BOND NUMBER

Madison Investment Advisors, Inc.                                                                                                                                91130108B
EFFECTIVE DATE                                                                           BOND PERIOD                                                      AUTHORIZED REPRESENTATIVE

November 1, 2009                                  December 15, 2008 to December 15, 2009                                                                                     /S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Item 1 of the Declarations, Name of Insured, shall include the following:

o	Equity Income Fund, a series of:
MEMBERS Mutual Funds

RN1.0-00 (1/02)
Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

 ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 16

INSURED                                                                                                                     BOND NUMBER

Madison Investment Advisors, Inc.                                                                                                                                91130108B
EFFECTIVE DATE                                                                           BOND PERIOD                                                      AUTHORIZED REPRESENTATIVE

November 27, 2009                                             December 15, 2008 to December 15, 2009                                                                                     /S/ Maggie Sullivan

In consideration of the premium charged for this Bond, and notwithstanding Item 1 of the Declarations, Name of Insured, or any other Rider to this Bond, it is hereby understood and agreed that the following shall not be Insureds under this Bond:

o	MEMBERS Small Cap Growth Fund, a series of:
MEMBERS Mutual Funds

RN2.0-00 (1/02)
Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 17

INSURED                                                                                                                     BOND NUMBER

Madison Investment Advisors, Inc.                                                                                                                                91130108B
EFFECTIVE DATE                                                                           BOND PERIOD                                                      AUTHORIZED REPRESENTATIVE

November 27, 2009                                             December 15, 2008 to December 15, 2009                                                                                     /S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that the name of the Insured identified in Item 1 of the Declarations, Name of Insured, as

o	MEMBERS Small Cap Value Fund, a series of:
MEMBERS Mutual Funds

is changed to:

o	MEMBERS Small Cap Fund, a series of:
MEMBERS Mutual Funds

RN8.0-00 (1/02)
Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.